Exhibit 99.2

October 24, 2001


Brad Greenspan
CEO
eUniverse, Inc.
6300 Wilshire Boulevard
Los Angeles, CA  90048

Re:  Amendment of Secured Promissory Note

Ladies and Gentlemen:


Reference is made to that certain Secured Note and Warrant Purchase Agreement (the "Note Purchase Agreement"), dated September 6, 2000 by and between eUniverse, Inc. (the "Company") and 550 Digital Media Ventures Inc. (f.k.a.
New Technology Holdings Inc.) ("550 DMV"), pursuant to which the Company issued to 550DMV that certain Secured Promissory Note in the aggregate principal amount of $3,155,670 (the "Original Note"). The Original Note, by its terms, could not be called for repayment before March 6, 2001. In connection with an Amendment to Subscriber Acquisition Agreement, dated February 14, 2001, among 550DMV, Indimi, Inc., Emazing, Inc., and the Company, 550DMV exchanged the Original Note for an amended promissory note (the "Amended Note") identical in all respects to the Original Note, except that the Amended Note may not be called for repayment before December 31, 2001.

Simultaneously with the execution of this letter agreement, the Company and 550DMV shall enter into agreements pursuant to which the Company will purchase from 550DMV all of the membership interests in Indimi LLC (the "Indimi Acquisition") and 550DMV will purchase from the Company (the "550DMV Placement") $5,000,000 of the Company's Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"). The Indimi Acquisition and the 550DMV Placement shall be collectively referred to herein as the "Transactions". In connection with the consummation of the Transactions, the Company and 550DMV desire, among other things, to further extend the date upon which the Amended Note may be called for repayment, enter into a $2,500,000 Senior Secured Convertible Promissory Note (the "$2,500,000 Note") and to specifically provide that the existing Security Agreement dated as of September 6, 2000 collateralizes the $2,500,000 Note. In consideration of certain promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, 550DMV and the Company hereby agree that simultaneously with the execution of this letter agreement, 550DMV will exchange the Amended Note for an Amended and Restated Convertible Secured Promissory Note (the "Extended Note") identical in all respects to the Amended Note, except for the following:

(a) the Extended Note may not be called for repayment before March 31, 2003 (the "Extended Demand Date"); provided that, repayment shall be accelerated upon a Change of Control (as defined below) of the Company or upon an Event of Default (as defined in the Note Purchase Agreement);

(b) the Company shall have the option, exercisable within 30 days following the Extended Demand Date, to convert the outstanding principal and interest of the Extended Note to shares of Series B Preferred Stock, at the 20 day trailing average closing price of the Company's common stock for the 20 day trading period immediately prior to such conversion; provided that, if the Company previously converted the Series B Preferred Stock held by 550DMV into Common Stock in accordance with its terms, then the outstanding principal and interest shall then be converted into Common Stock, at the above described price per share otherwise applicable to the Series B Preferred Stock.


"Change of Control" means the occurrence of any of the following events:

(i) a sale of all or substantially all of the assets of the Company in one transaction or a series of transactions;

(ii) the merger or consolidation of the Company with or into another person under circumstances in which the holders of the voting stock of the Company immediately prior to such merger or consolidation, do not own a majority of the voting stock of the Company or the surviving corporation immediately after such merger or consolidation;

(iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), after the date of the Extended Note, becomes the "beneficial owner" (as defined in Rules 13-d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock of the Company entitled to cast more than 30% of the votes entitled to be cast by the holders of the outstanding voting stock of the Company.


A copy of the Extended Note is attached hereto as Exhibit A.

The parties hereto confirm that the obligations owed by the Company to 550DMV pursuant to the Extended Note and the $2,500,000 Note are of the nature and type contemplated by the phrase "and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now or hereafter existing, of the Debtor to Secured Party, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, (including, without limitation, all fees and disbursements of counsel to Secured Party) or otherwise." To the extent necessary, the Security Agreement is hereby amended to provide that the Collateral secures all obligations of the Company to 550DMV whether arising under the Note Purchase Agreement, the Extended Note, the $2,500,000 Note or otherwise.

This letter agreement shall be interpreted and construed in accordance with the laws of New York , including, without limitation, Section 5-1401 of the New York General Obligations Law (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction). This letter agreement shall not be modified or amended except by written instrument executed by the parties hereto.


                          [SIGNATURE PAGE TO FOLLOW]




If this letter agreement meets with your approval, please sign and return both originals to me to show your agreement and intent to be legally bound by its terms. We will sign and return one original to you.

                                            Sincerely yours,

                                            550 DIGITAL MEDIA VENTURES INC.


                                            By: /s/ Mark Eisenberg
                                                -----------------------------
                                            Name:   Mark Eisenberg
                                            Title:  Senior Vice President
                                                    and General Counsel


Agreed and Accepted this 24th day of October, 2001:

EUNIVERSE, INC.


By:  /s/ Brad D. Greenspan
     -----------------------
Name:   Brad D. Greenspan
Title:  CEO







                                   EXHIBIT A



                                 EXTENDED NOTE





THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAS BEEN TAKEN FOR INVESTMENT PURPOSES ONLY. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE LAW WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.



           AMENDED AND RESTATED CONVERTIBLE SECURED PROMISSORY NOTE

$3,155,670                                                October 24, 2001
                                                          New York, New York

         THIS AMENDED CONVERTIBLE SECURED PROMISSORY NOTE (the "Note") is hereby issued by eUniverse, Inc., a Nevada corporation ("Borrower") to 550 Digital Media Ventures Inc. (f.k.a. New Technology Holdings Inc.) ("Lender"). This Note amends and restates in its entirety that certain amended Secured Promissory Note, which replaced the original Secured Promissory Note issued on September 6, 2000.

         FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay on demand to the order of Lender in lawful money of the United States of America and in immediately available funds, the aggregate principal sum of up to $3,155,670 or, if less, the aggregate principal amount of the borrowings outstanding (the "Principal Amount") together with accrued and unpaid interest thereon, in the manner set forth herein. Borrower further agrees to pay interest on the Principal Amount at the rate per annum equal to the rate reported in the Wall Street Journal as the prime rate for major banks plus 2% on the outstanding Principal Amount. Interest shall be calculated from and including the date of this Note to but not including the date such Principal Amount has been repaid in full. Interest shall be calculated on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed and shall be paid together with the outstanding Principal Amount, as provided in Section 1 of this Note.

         All borrowings evidenced by this Note and all payments (including those described in Sections 1(b)) and prepayments of the principal hereof and interest hereon and the respective date thereof shall be endorsed by the holder hereof on the grid schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof (the "Grid"); provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of Borrower under this Note.

         This Note is the Extended Note referred to in that certain Letter Agreement by and between the Borrower and the Lender dated October 23, 2001 (as the same may from time to time be amended or supplemented).

  1.     Repayment.

                  (a) The outstanding Principal Amount and all interest accrued thereon shall be payable on demand, unless Lender has received a written notice from Borrower within 30 days of its delivery of a Demand Notice of Borrower's intent to convert pursuant to Section 7 below; provided, however, that unless there has been an Event of Default (as defined in the Secured Note and Warrant Purchase Agreement described below) or a Change of Control (as defined below), Lender agrees not to make demand prior to March 31, 2003 and provided, further, that Lender shall provide Borrower with 30 days' advance written notice of such demand (the "Demand Notice").

                  (b) Reference is hereby made to that certain amended and restated Subscriber Acquisition Agreement between Borrower and Lender dated of even date herewith, and as may be amended from time to time thereafter (the "Subscriber Agreement"). Lender shall have the right, but not the obligation, to deduct certain amounts, as described in the Subscriber Agreement, from all amounts owed to Borrower under the Subscriber Agreement, and apply such deducted amounts to the outstanding principal amount or interest due under this Note. In the event that Lender makes deductions with respect to amounts owed to Borrower for the delivery of subscriber names pursuant to the Subscriber Agreement as described above, Lender shall set forth in the Demand Notice the aggregate amount of such deductions, and the aggregate amount of such corresponding deductions from all amounts owed to Lender pursuant hereto as computed in the manner described above.

                  (c) Borrower may at any time and from time to time prepay the Principal Amount, in whole or in part, without premium or penalty.

  2. Security Agreement. This Note is entitled to the benefit of that certain Security Agreement, dated as of September 6, 2000, between Lender and Borrower (the "Security Agreement"), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement). This Note shall be subject to the terms and conditions set forth in such Security Agreement.

  3. Note and Warrant Purchase Agreement. This Note is one of the Notes issued pursuant to a separate Note and Warrant Purchase Agreement, dated as of September 6, 2000, between Lender and Borrower (the "Note and Warrant Purchase Agreement") and is entitled to the benefits thereof. This Note shall be subject to the terms and conditions set forth in such Note and Warrant Purchase Agreement.

  4. Place of Payment; Application of Payments. All amounts payable hereunder shall be payable to Lender in United States dollars at such bank account as shall be designated by Lender in the Demand Notice in immediately available funds. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the outstanding principal balance hereof.

  5. Default. Subject to the terms of the Note and Warrant Purchase Agreement, upon the occurrence of an Event of Default (as defined in the Note and Warrant Purchase Agreement) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender with the effect provided in each of the Note and Warrant Purchase Agreement and the Security Agreement.

  6. Change of Control. As used herein, the term "Change of Control" means the occurrence of any of the following events:

        (i) a sale of all or substantially all of the assets of the Borrower in one transaction or a series of transactions;

        (ii) the merger or consolidation of Borrower with or into another person under circumstances in which the holders of the voting stock of Borrower immediately prior to such merger or consolidation, do not own a majority of the voting stock of Borrower or the surviving corporation immediately after such merger or consolidation;

        (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), after the date of this Note, becomes the "beneficial owner" (as defined in Rules 13-d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock of Borrower entitled to cast more than 30% of the votes entitled to be cast by the holders of the outstanding voting stock of Borrower.

  7. Conversion.

         (a) Mechanics of Conversion. Within 60 days following receipt of a Demand Notice, Borrower may at its option elect to automatically convert the outstanding Principal Amount and unpaid accrued interest thereon as of such date into shares of the Borrower's Series B Preferred Stock, $.10 par value per share (the "Series B Preferred Stock"), in accordance with this Section 7. The Borrower shall give at least 15 days prior notice to Lender of the date on which such automatic conversion is to be effectuated (such date, the "Conversion Date"). The number of shares of Series B Preferred Stock (calculated to the nearest 1/100,000th of a share) to which Lender shall be entitled upon such automatic conversion shall be determined by dividing (x) the outstanding Principal Amount and unpaid accrued interest thereon as of the Conversion Date by (y) the average Closing Price (as defined below) for the twenty trading days immediately prior to the Conversion Date. "Closing Price" means, the price with respect to the shares of the Borrower's Common Stock on any day, (i) the last reported sales price, or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on any national securities exchange on which the shares of Common Stock are listed or admitted to trading, or (ii) if the shares of Common Stock are not listed on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any NYSE member firm selected from time to time by Borrower for that purpose, or (iii) if such prices in the over-the-counter market are not available, the fair market value of such shares. On the Conversion Date, the outstanding Principal Amount and unpaid accrued interest thereon shall be converted automatically into the Series B Preferred Stock without further action by the Lender and whether or not this Note has been surrendered to Borrower or its transfer agent, and Lender shall be deemed to be the shareholder of record as of the Conversion Date with respect to the Series B Preferred Stock. Within fourteen (14) days subsequent to the Conversion Date Lender shall surrender this Note to Borrower or its transfer agent, duly marked cancelled and, in exchange therefor, Lender shall receive from Borrower share certificates evidencing the Series B Preferred Stock in the name or names in which Lender wishes such certificate or certificates for the Series B Preferred Stock to be issued. If within fourteen (14) days of the Conversion Date, Lender is unable to deliver this Note, Lender shall notify Borrower or its transfer agent that such Note has been lost, stolen or destroyed and shall deliver to Borrower an acknowledgement that the obligations evidenced by this Note, shall have been upon the Conversion Date be deemed fully satisfied, and, if requested by Borrower, Lender shall execute an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with inability of Lender to deliver such Note.

         (b) Issue Taxes. Borrower shall pay any and all stamp, issue and other taxes that may be payable in respect of the issuance or delivery of the Series B Preferred Stock.

         (c) In the event that the Company exercises the option to convert this Note pursuant to Section 7(a) after all Series B Preferred Stock held by 550 DMV has been converted into the Company's common stock, par value $.001 per share (the "Common Stock"), than the outstanding principal and interest of this Note may be converted by the Company into Common Stock at the price per share otherwise applicable to the Series B Preferred Stock.

         (d) Reservation of Stock Issuable Upon Conversion. Upon any automatic conversion pursuant to Section 7(a) above, Borrower will take all corporate action as may be necessary to increase its authorized but unissued shares of Series B Preferred Stock or Common Stock, as the case may be, to such number of shares as shall be sufficient to effect the conversion of this Note under
Section 7(a) above, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to Borrower's certificate of incorporation.

         (e) Fractional Shares. No fractional shares shall be issued upon the conversion of this Note into the Series B Preferred Stock or Common Stock, as the case may be. If the conversion would result in the issuance of a fraction of a share of the Series B Preferred Stock or Common Stock, as the case may be, Borrower shall, in lieu of issuing any fractional share, pay Lender who is otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date, with respect to the Series B Preferred Stock, or Common Stock, as the case may be, (in each case as determined in good faith by the Board of Directors of Borrower and agreed to by Lender).

         (f) Registration Rights. If the outstanding Principal Amount of and unpaid accrued interest thereon has been converted pursuant to Section 7(a) hereof into Series B Preferred Stock or Common Stock, as the case may be, Borrower shall grant to Lender the same registration rights and other minority shareholder rights granted to other holders of Series B Preferred Stock. If the outstanding Principal Amount and unpaid accrued interest thereon has been converted pursuant to Section 7(a) in to Series B Preferred Stock or Common Stock, as the case may be, Borrower shall ensure that Lender shall receive registration rights and other minority shareholder rights whenever such rights are granted by Borrower to other holders of its securities (such holders, "Other Shareholders"), and the terms of such rights granted to Lender shall, in each case, be equal (including, without limitation, any holding periods) to the terms governing the grant of such registration rights and minority shareholder rights to such Other Shareholders.

  8. Waiver. Except as otherwise provided herein, Borrower waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. BORROWER WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY CLAIMS ARISING UNDER THIS NOTE TO THE FULLEST EXTENT PERMITTED BY LAW. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law.

  9. Expenses; Attorney's Fees; Collection Costs. Borrower agrees that it will pay the reasonable costs and expenses of the parties (including legal and accounting fees) in connection with this )Note. Without limiting the foregoing, if there has been an Event of Default by Borrower hereunder, Lender shall be entitled to receive and Borrower agrees to pay all costs of enforcement and collection incurred by Lender, including, without limitation, reasonable attorney's fees relating thereto.

  10. Successors and Assigns; Assignment. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower may assign this Note to any of its affiliates or the affiliates of Sony Music Entertainment Inc., and such rights may be similarly assigned by such assignee.

  11. Further Assurances. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender's security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note


THIS NOTE HAS BEEN EXECUTED AND DELIVERED IN THE CITY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).



BORROWER

EUNIVERSE, INC.

By: /s/ Brad D. Greenspan
    -------------------------
Name:    Brad D. Greenspan
Title:   Chairman and Chief Executive
         Officer







                  [SIGNATURE PAGE TO SECURED PROMISSORY NOTE]